Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended September 30, 2007

(in thousands)

Net income from continuing operations	$218,267
Less: equity income from investees	1,123
Plus: distributed income of equity investees	863
Income taxes	137,109
Fixed charges (including securitization certificates)	115,029
Total	$470,145

Interest expense	$107,446
Interest component of rentals (estimated as one-third of rental expense)	7,583
Total	$115,029

Ratio of earnings to fixed charges	4.09

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended September 30, 2007

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$218,267
Less: equity income from investees	1,123
Plus: distributed income of equity investees	863
Income taxes	137,109
Fixed charges (including securitization certificates)	115,029
Total	$470,145

Interest expense	$107,446
Interest component of rentals (estimated as one-third of rental expense)	7,583
Subtotal	115,029
Preferred stock dividend requirements	3,191
Total	$118,220

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.98